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EXHIBIT 3.4
                     ARTICLES OF AMENDMENT
                             TO THE
                   ARTICLES OF INCORPORATION
                               OF
                  THE O.T. MINING CORPORATION

     Pursuant to the provisions of section 35-1-209, M.C.A. 1979, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:  The name of the corporation is The O.T. Mining
Corporation.

     SECOND: The following amendments of the Articles of Incorporation were adopted by the shareholders of the corporation on November 19, 1997, in the manner prescribed by the Montana
Business Corporation Act:

     1. The first paragraph of ARTICLE VII is hereby deleted in its entirety and the following substituted therefor:

     "The total number of share of capital stock which the corporation shall have authority to issue is twenty five million (25,000,000) shares consisting of twenty million (20,000,000) shares of Common Stock, no par value (hereinafter called "Common Stock") and five million (5,000,000) shares of Preferred Stock of the par value of $.01 per share (hereinafter called "Preferred Stock")."

     THIRD: The number of shares of the corporation outstanding at the time of such adoption was 4,279,863 shares of capital stock, without par; and the number of shares entitled to vote thereon was 4,279,863.

     FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:
None.

     FIFTH: The number of shares voted for such amendment was 3,244,679; and the number of shares voted against such amendment was 113,014; and the number of shares abstaining was 400.

     SIXTH: The number of shares of each class entitled to vote thereon as a class voted for and against such amendment, respectively, was: None.

     SEVENTH: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: No change. Dated; December 1, 1997

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                              THE O.T. MINING CORPORATION


                              BY:  /s/ James W. Hess
                                   James W. Hess, President

                              BY:  /s/ Rosemary L. Christensen,
                                   Rosemary L. Christensen,
                                   Secretary